Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Earns $46.6 Million, or $2.40 Per Diluted Share for 2013, Including $11.6 Million,
or $0.60 Per Diluted Share, in Fourth Quarter 2013;
Highlighted by Strong Loan and Core Deposit Growth

Walla Walla, WA - January 22, 2014 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported net income available to common shareholders in the fourth quarter of 2013 of $11.6 million, or $0.60 per diluted share, compared to $11.7 million, or $0.60 per diluted share, in the preceding quarter and $13.3 million, or $0.69 per diluted share, in the fourth quarter a year ago.  For the full year 2013, Banner reported net income available to common shareholders of $46.6 million, or $2.40 per diluted share, compared to $59.1 million, or $3.16 per diluted share in 2012.  Banner’s results for 2012 were significantly augmented by a $24.8 million net tax benefit as a result of the reversal of its deferred tax asset valuation allowance, which was partially offset by a $16.5 million net loss for fair value adjustments.

“We are pleased with Banner’s 2013 performance and operating results, which reflect our positive momentum and the hard work of our employees, as we continue to successfully execute on our growth strategies and focus on priorities to deliver sustainable profitability to our shareholders,” said Mark J. Grescovich, President and Chief Executive Officer.  “Indeed, Banner’s 2013 results clearly demonstrate that our strategic plan is effective, and we continue to make strides in building shareholder value.  As expected, our fourth quarter results also reflect the difficult operating environment presented by continued very low interest rates and slow economic growth, which pressured net interest margin and reduced mortgage banking revenues.  Nevertheless, our strong balance sheet and improved operations have positioned us well to meet this difficult environment.  In the fourth quarter, our client acquisition strategies again resulted in significant core deposit and loan growth and, coupled with further improvements in asset quality, confirm that our value proposition and strategic execution are being well-received.  Banner’s solid financial metrics and market share gains, for both the fourth quarter and the full year 2013, provide strong evidence that our super community bank business model is effectively building franchise and shareholder value.”

Fourth Quarter 2013 Highlights (compared to fourth quarter 2012, except as noted)

•	Net income was $11.6 million, or $0.60 per diluted share.
•	Annualized return on average assets was 1.06%.
•	Annualized return on average equity was 8.52%.
•	Revenues from core operations* remained strong at $51.6 million, compared to $52.4 million in the preceding quarter and $54.5 million in the fourth quarter a year ago.
•	Net interest margin was 4.01%, compared to 4.09% in both the preceding quarter and in the fourth quarter a year ago.
•	Core deposits increased 9% and represent 76% of total deposits.
•	Deposit fees and other service charges increased 4% to $6.7 million.
•	Total loans increased $143.0 million during the quarter and increased 6% compared to a year ago.
•	Non-performing assets decreased to $28.9 million, or 0.66% of total assets, at December 31, 2013, a 3% decrease compared to three months earlier and a 42% decrease compared to a year earlier.
•	Common tangible equity per share increased to $27.50 at December 31, 2013 compared to $27.02 in the preceding quarter and $25.88 in the fourth quarter a year ago.
•	The ratio of tangible common equity to tangible assets increased to 12.23% at December 31, 2013.*
•	Banner paid a regular quarterly cash dividend of $0.15 per share.

BANR-Fourth Quarter 2013 Results
January 22, 2014

*Earnings information excluding gain on sale of securities, fair value and other-than-temporary impairment (OTTI) adjustments and, in the current quarter and year, a termination fee related to a cancelled bank acquisition transaction (alternately referred to as other operating income from core operations or revenues from core operations) and the ratio of tangible common equity (which excludes other intangible assets) to tangible assets represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.

Income Statement Review

Fourth quarter net interest income, before the provision for loan losses, was $41.6 million, compared to $41.9 million in the preceding quarter and $41.5 million in the fourth quarter a year ago.  For the year ended December 31, 2013, net interest income, before the provision for loan losses, was $166.7 million compared to $167.6 million in the year ended December 31, 2012.  Growth in average earning assets for the quarter and year-to-date periods ended December 31, 2013, generally offset the negative effect on net interest income due to the decreases in net interest margin compared to the same periods a year earlier.

“Further pressure on asset yields led to margin compression during the fourth quarter.  However, our margin remains strong as a result of continuing reductions in our cost of funds and changes in our asset and liability mix,” said Grescovich.  Banner's net interest margin was 4.01% for the fourth quarter of 2013, compared to 4.09% for both the preceding quarter and in the fourth quarter a year ago.  For the year ended December 31, 2013, the net interest margin was 4.11% compared to 4.17% for the year ended December 31, 2012.

Earning asset yields decreased 10 basis points compared to the preceding quarter and decreased 19 basis points from the fourth quarter a year ago.  Loan yields decreased by 14 basis points compared to the preceding quarter and were 34 basis points lower than the fourth quarter a year ago.  Deposit costs decreased by two basis points in the fourth quarter of 2013 compared to the preceding quarter and 11 basis points compared to the fourth quarter a year ago.  Total cost of funds decreased two basis points in the fourth quarter compared to the preceding quarter and 12 basis points compared to the fourth quarter a year ago.

Banner’s mortgage banking activities declined during the quarter, as higher mortgage rates resulted in a reduction in refinance activity and home purchases from the robust pace of the previous few quarters.  Mortgage banking operations contributed $2.2 million to fourth quarter revenues compared to $2.6 million in the preceding quarter and $4.3 million in the fourth quarter of 2012.  In the fourth quarter of 2013, mortgage banking revenues were augmented by $300,000 as a result of reversal of the remaining valuation allowance for previously recorded impairment charges related to mortgage servicing rights.  Similar partial reversals of $600,000 and $400,000 were recognized in the second and third quarters of 2013.  In 2013, revenues from mortgage banking operations were $11.2 million compared to $13.8 million in 2012.

Deposit fees and other service charges were $6.7 million in the fourth quarter of 2013, compared to $7.0 million in the preceding quarter, and increased 4% compared to $6.4 million the fourth quarter a year ago.  For year ended December 31, 2013, deposit fees increased 5% to $26.6 million compared to $25.3 million for the year ended December 31, 2012.  The increases in deposit fees and service charges continue to reflect additional client acquisition and growth in the number of deposit accounts as a result of successful marketing initiatives.

Revenues in the current quarter were augmented by nearly $3.0 million as a result of a termination fee received related to the cancellation of the proposed acquisition of Home Federal Bank.  Banner incurred approximately $550,000 of costs related to this cancelled transaction, which are also reflected in the current quarter and full year operating results.  Revenues from core operations* (revenues excluding gain on the sale of securities, fair value adjustments and the termination fee) were $51.6 million in the fourth quarter compared to $52.4 million in the third quarter of 2013 and $54.5 million in the fourth quarter of 2012.  For the year ended December 31, 2013, Banner's revenues from core operations* were $208.0 million compared to $211.4 million in 2012, with the reduction primarily the result of decreased mortgage banking revenues.

Banner's fourth quarter 2013 results included a $324,000 net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value.  In the preceding quarter, Banner recorded a net loss of $352,000 for fair value

BANR-Fourth Quarter 2013 Results
January 22, 2014

adjustments compared to a net gain of $386,000 in the fourth quarter a year ago.  In 2013, Banner's results included a net charge of $2.3 million for fair value adjustments compared to a net charge of $16.5 million in 2012.  The net charge in the prior year primarily reflected a change of $23.1 million in the estimated fair value of Banner's junior subordinated debentures, which was partially offset by increases in the estimated value of similar trust preferred securities owned by the Company.   Banner’s results for the year ended December 2013 also included a $1.0 million gain on the sale of securities and an OTTI recovery of $409,000, which resulted from the reversal of the same-sized OTTI charge in 2012.

Total other operating income, including the gain on sale of securities, changes in the valuation of financial instruments and the termination fee, was $12.6 million in the fourth quarter of 2013, compared to $10.1 million in the third quarter of 2013 and $13.3 million in the fourth quarter a year ago.  For the year ended December 31, 2013, other operating income increased to $43.3 million compared to $26.9 million during the year ended December 31, 2012, principally due to inclusion of the termination fee and the reduction in the net charge for fair value adjustments.  Other operating income from core operations* (excluding gain on the sale of securities, fair value adjustments and the termination fee) was $9.9 million for the fourth quarter of 2013, compared to $10.5 million for the preceding quarter and $12.9 million for the fourth quarter a year ago.  For the year 2013, other operating income from core operations* was $41.2 million compared to $43.8 million in 2012, with the decrease principally resulting from the decline in mortgage banking revenues.

Banner’s total other operating expenses (non-interest expenses) were $36.9 million in the fourth quarter of 2013, compared to $34.5 million in both the preceding quarter and the fourth quarter of 2012.  Operating expenses for the current quarter included approximately $550,000 related to the termination of the proposed acquisition of Home Federal Bank.  For fiscal 2013, total other operating expenses declined slightly to $141.0 million compared to $141.5 million in 2012, as increased compensation and payment and card processing expenses were generally offset by reduced deposit insurance charges and expenses related to real estate owned, as well as gains on the sale of real estate owned.

For the fourth quarter of 2013, Banner recorded $5.7 million in state and federal income tax expense for an effective tax rate of approximately 33.05%, which reflects normal marginal tax rates reduced by the impact of tax-exempt income and certain tax credits.  Banner's provision for income taxes for 2013 was $22.5 million compared to a net tax benefit of $24.8 million for the year ended December 31, 2012, as a result of the elimination of Banner's deferred tax asset valuation allowance which more than offset the accrual of tax expense on 2012's pre-tax income.

Credit Quality

"Banner's credit quality metrics remained strong in the current quarter and reflect our focused attention on maintaining a moderate risk profile.  Non-performing loan balances, real estate owned and other repossessed assets all declined modestly compared to the prior quarter and are significantly below the year ago levels," said Grescovich.  “Further, our reserve levels remain substantial, providing additional benefit in the current quarter's and year's earnings as no provision for loan losses was required during 2013.”   Banner's allowance for loan losses was 2.19% of total loans outstanding at December 31, 2013.  Net charge offs were $2.5 million in 2013, a $15.9 million or 86% decline as compared to 2012.  Net charge-offs in the fourth quarter of 2013 were $1.7 million, or 0.05% of average loans outstanding compared to $196,000, or 0.01% of average loans outstanding in the third quarter of 2013 and $2.3 million, or 0.07% of  average loans outstanding in the fourth quarter a year ago.  As a result, Banner did not record a provision for loan losses for the fourth quarter of 2013 or for the year 2013.  In 2012, Banner recorded a $1.0 million provision in the fourth quarter and a $13.0 million provision for the full year.  The allowance for loan losses was $75.0 million at December 31, 2013, representing 303% of non-performing loans.  Non-performing loans decreased slightly to $24.8 million at December 31, 2013, compared to $24.9 million at September 30, 2013, and decreased 28% when compared to $34.4 million a year earlier.

REO and repossessed assets decreased 16% to $4.2 million at December 30, 2013, compared to $4.9 million at September 30, 2013, and decreased 74% when compared to $15.9 million a year ago.

Banner's non-performing assets were 0.66% of total assets at December 31, 2013, compared to 0.70% at September 30, 2013 and 1.18% a year ago.  Non-performing assets decreased 3% to $28.9 million at December 31, 2013, compared to $29.8 million at September 30, 2013 and decreased 42% compared to $50.2 million a year ago.

Balance Sheet Review

“We had an outstanding quarter for loan growth, particularly with respect to targeted loan categories, and core deposits growth,” said Grescovich.  “Total loans outstanding increased 4% compared to the prior quarter end and increased 6% compared to a year

BANR-Fourth Quarter 2013 Results
January 22, 2014

ago.  Further, we remain encouraged by the potential for growth in our loan origination pipelines.  Non-certificate core deposits increased by 4% during the quarter and increased by nearly 9% compared to a year ago.  As a result, these core deposits represented 76% of total deposits at the end of the year, compared to 71% of total deposits a year earlier. ”

Net loans were $3.34 billion at December 31, 2013, compared to $3.20 billion at September 30, 2013, and $3.16 billion a year ago.  Commercial real estate and multifamily real estate loans increased 6% to $1.33 billion at December 31, 2013 compared to $1.26 billion at September 30, 2013 and increased 10% compared to $1.21 billion a year ago.  Commercial and agricultural business loans increased 6% to $910.5 million at December 31, 2013, compared to $858.8 million three months earlier and increased 7% compared to $848.1 million a year ago.  Total construction and development loans increased 2% to $340.2 million at December 31, 2013, compared to $333.6 million at September 30, 2013, and increased 12% compared to $304.6 million a year earlier.

The total of securities and interest-bearing deposits was $702.9 million at December 31, 2013, compared to $744.5 million at September 30, 2013, and $745.5 million a year ago.  The average effective duration of Banner's securities portfolio was approximately 3.4 years at December 31, 2013.

Total deposits increased modestly to $3.62 billion at December 31, 2013, compared to $3.54 billion at September 30, 2013 and $3.56 billion a year ago.  However, non-interest-bearing account balances increased 6% to $1.12 billion at December 31, 2013, compared to $1.05 billion at September 30, 2013, and increased 14% compared to $981.2 million a year ago.  Interest-bearing transaction and savings accounts increased 3% to $1.63 billion at December 31, 2013, compared to $1.58 billion at September 30, 2013 and increased 5% compared to $1.55 billion a year ago.  Certificates of deposit declined to $872.7 million at December 31, 2013, compared to $900.0 million at September 30, 2013 and $1.03 billion a year earlier.

“We continue to focus on enhancing our deposit franchise, which involves lowering our funding costs, adding new client relationships, and improving our core funding position,” said Grescovich.  “As a result, Banner's cost of deposits declined another two basis points to 0.24% for the quarter ended December 31, 2013 compared to 0.26% for the quarter ended September 30, 2013, and declined 11 basis points from 0.35% for the quarter ended December 31, 2012.”

Total assets increased 2% to $4.39 billion at December 31, 2013, compared to $4.28 billion at September 30, 2013 and increased 3% compared to $4.27 billion a year ago.  At December 31, 2013, total common stockholders' equity was $539.0 million, or $27.63 per share, compared to $506.9 million, or $26.10 per share, a year ago.  Banner had 19.5 million shares of common stock outstanding at December 31, 2013 compared to 19.4 million shares one year earlier.  At year end, tangible common stockholders' equity, which excludes other intangible assets, was $536.5 million, or 12.23% of tangible assets, compared to $527.1 million, or 12.32% of tangible assets, at September 30, 2013, and $502.7 million, or 11.80% of tangible assets, a year ago.  Banner's tangible book value per share increased to $27.50 at year end, compared to $25.88 per share a year ago.

Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation's Tier 1 leverage capital to average assets ratio was 13.64% and its total capital to risk-weighted assets ratio was 16.99% at December 31, 2013.

Conference Call

Banner will host a conference call on Thursday, January 23, 2014, at 8:00 a.m. PST, to discuss its fourth quarter results.  The conference call can be accessed live by telephone at (480) 629-9835 to participate in the call.  To listen to the call on-line, go to the Company's website at www.bannerbank.com.  A replay will be available at www.bannerbank.com.

About the Company

Banner Corporation is a $4.39 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information

BANR-Fourth Quarter 2013 Results
January 22, 2014

then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuations; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; the failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock and interest or principal payments on our junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in Banner Corporation's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

BANR-Fourth Quarter 2013 Results
January 22, 2014

RESULTS OF OPERATIONS	Quarters Ended			Year Ended
(in thousands except shares and per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
INTEREST INCOME:
Loans receivable	$41,470	$41,953	$42,341	$167,204	$174,322
Mortgage-backed securities	1,321	1,281	1,165	5,168	4,176
Securities and cash equivalents	1,804	1,803	2,019	7,340	8,664
	44,595	45,037	45,525	179,712	187,162
INTEREST EXPENSE:
Deposits	2,198	2,330	3,088	9,737	15,107
Federal Home Loan Bank advances	7	28	63	99	254
Other borrowings	41	44	64	192	758
Junior subordinated debentures	742	742	776	2,968	3,395
	2,988	3,144	3,991	12,996	19,514
Net interest income before provision for loan losses	41,607	41,893	41,534	166,716	167,648
PROVISION FOR LOAN LOSSES	—	—	1,000	—	13,000
Net interest income	41,607	41,893	40,534	166,716	154,648
OTHER OPERATING INCOME:
Deposit fees and other service charges	6,670	6,982	6,433	26,581	25,266
Mortgage banking operations	2,168	2,590	4,292	11,170	13,812
Miscellaneous	1,110	920	2,197	3,484	4,697
	9,948	10,492	12,922	41,235	43,775
Gain on sale of securities	2	2	3	1,022	51
Other-than-temporary impairment recovery (loss)	—	—	—	409	(409)
Net change in valuation of financial instruments carried at fair value	(324)	(352)	386	(2,278)	(16,515)
Proposed acquisition termination fee	2,954	—	—	2,954	—
Total other operating income	12,580	10,142	13,311	43,342	26,902
OTHER OPERATING EXPENSE:
Salary and employee benefits	21,191	21,244	20,182	84,388	78,696
Less capitalized loan origination costs	(2,371)	(2,915)	(2,752)	(11,227)	(10,404)
Occupancy and equipment	5,362	5,317	5,320	21,423	21,812
Information / computer data services	1,956	1,710	1,836	7,309	6,904
Payment and card processing services	2,586	2,530	2,263	9,870	8,604
Professional services	1,531	1,074	850	4,331	4,411
Advertising and marketing	2,033	1,556	1,602	6,885	7,215
Deposit insurance	502	564	715	2,329	3,685
State/municipal business and use taxes	478	461	574	1,941	2,289
Real estate operations	357	(601)	91	(689)	3,354
Amortization of core deposit intangibles	488	471	509	1,941	2,092
Miscellaneous	2,816	3,079	3,329	12,474	12,795
Total other operating expense	36,929	34,490	34,519	140,975	141,453
Income before provision for (benefit from) income taxes	17,258	17,545	19,326	69,083	40,097
PROVISION (BENEFIT) FOR INCOME TAXES	5,704	5,880	4,638	22,528	(24,785)
NET INCOME	11,554	11,665	14,688	46,555	64,882
PREFERRED STOCK DIVIDEND AND ADJUSTMENTS:
Preferred stock dividend	—	—	611	—	4,938
Preferred stock discount accretion	—	—	1,174	—	3,298
Gain on repurchase and retirement of preferred stock	—	—	(401)	—	(2,471)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,554	$11,665	$13,304	$46,555	$59,117
Earnings per share available to common shareholders:
Basic	$0.60	$0.60	$0.69	$2.40	$3.17
Diluted	$0.60	$0.60	$0.69	$2.40	$3.16
Cumulative dividends declared per common share	$0.15	$0.15	$0.01	$0.54	$0.04
Weighted average common shares outstanding:
Basic	19,344,174	19,338,564	19,312,761	19,361,411	18,650,336
Diluted	19,398,213	19,397,329	19,420,612	19,397,360	18,722,859
Common shares issued via restricted stock grants (net), DRIP and stock purchases	719	(10,139)	86	88,804	1,901,493

BANR - Fourth Quarter 2013 Results
January 22, 2014

FINANCIAL CONDITION
(in thousands except shares and per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012
ASSETS
Cash and due from banks	$69,711	$69,340	$66,370
Federal funds and interest-bearing deposits	67,638	106,625	114,928
Securities - at fair value	62,472	63,887	71,232
Securities - available for sale	470,280	477,407	472,920
Securities - held to maturity	102,513	96,545	86,452
Federal Home Loan Bank stock	35,390	35,708	36,705
Loans receivable:
Held for sale	2,734	8,394	11,920
Held for portfolio	3,415,711	3,267,042	3,223,794
Allowance for loan losses	(74,990)	(76,657)	(77,491)
	3,343,455	3,198,779	3,158,223
Accrued interest receivable	13,996	15,164	13,930
Real estate owned held for sale, net	4,044	4,818	15,778
Property and equipment, net	90,267	89,092	89,117
Other intangibles, net	2,449	2,937	4,230
Bank-owned life insurance	61,945	61,442	59,891
Other assets	64,006	60,809	75,788
	$4,388,166	$4,282,553	$4,265,564
LIABILITIES
Deposits:
Non-interest-bearing	$1,115,346	$1,051,831	$981,240
Interest-bearing transaction and savings accounts	1,629,885	1,583,430	1,547,271
Interest-bearing certificates	872,695	900,024	1,029,293
	3,617,926	3,535,285	3,557,804
Advances from Federal Home Loan Bank at fair value	27,250	20,258	10,304
Customer repurchase agreements	83,056	82,909	76,633
Junior subordinated debentures at fair value	73,928	73,637	73,063
Accrued expenses and other liabilities	30,592	24,830	26,389
Deferred compensation	16,442	15,642	14,452
	3,849,194	3,752,561	3,758,645
STOCKHOLDERS' EQUITY
Common stock	569,028	568,535	567,907
Retained earnings (accumulated deficit)	(25,073)	(33,701)	(61,102)
Other components of stockholders' equity	(4,983)	(4,842)	114
	538,972	529,992	506,919
	$4,388,166	$4,282,553	$4,265,564
Common Shares Issued:
Shares outstanding at end of period	19,543,769	19,543,050	19,454,965
Less unearned ESOP shares at end of period	34,340	34,340	34,340
Shares outstanding at end of period excluding unearned ESOP shares	19,509,429	19,508,710	19,420,625
Common stockholders' equity per share (1)	$27.63	$27.17	$26.10
Common stockholders' tangible equity per share (1) (2)	$27.50	$27.02	$25.88
Common stockholders' tangible equity to tangible assets (2)	12.23%	12.32%	11.80%
Consolidated Tier 1 leverage capital ratio	13.64%	13.63%	12.74%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	Common stockholders' tangible equity excludes preferred stock and other intangibles. Tangible assets excludes other intangible assets. These ratios represent non-GAAP financial measures.

BANR - Fourth Quarter 2013 Results
January 23, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012
LOANS (including loans held for sale):
Commercial real estate:
Owner occupied	$502,601	$508,341	$489,581
Investment properties	692,457	613,757	583,641
Multifamily real estate	137,153	133,770	137,504
Commercial construction	12,168	18,730	30,229
Multifamily construction	52,081	33,888	22,581
One- to four-family construction	189,807	194,187	160,815
Land and land development:
Residential	75,695	75,576	77,010
Commercial	10,450	11,231	13,982
Commercial business	682,169	635,658	618,049
Agricultural business including secured by farmland	228,291	223,187	230,031
One- to four-family real estate	540,551	543,263	581,670
Consumer:
Consumer secured by one- to four-family real estate	173,188	170,019	170,123
Consumer-other	121,834	113,829	120,498
Total loans outstanding	$3,418,445	$3,275,436	$3,235,714
Restructured loans performing under their restructured terms	$47,428	$50,430	$57,462
Loans 30 - 89 days past due and on accrual	$8,784	$9,313	$11,685
Total delinquent loans (including loans on non-accrual)	$22,010	$27,804	$45,300
Total delinquent loans / Total loans outstanding	0.64%	0.85%	1.40%

GEOGRAPHIC CONCENTRATION OF LOANS AT
December 31, 2013	Washington	Oregon	Idaho	Other	Total
Commercial real estate:
Owner occupied	$379,666	$56,054	$58,279	$8,602	$502,601
Investment properties	487,775	101,326	60,216	43,140	692,457
Multifamily real estate	108,121	19,108	9,765	159	137,153
Commercial construction	11,335	703	130	—	12,168
Multifamily construction	37,979	14,102	—	—	52,081
One- to four-family construction	101,305	86,850	1,652	—	189,807
Land and land development:
Residential	42,364	32,046	1,285	—	75,695
Commercial	5,156	3,364	1,930	—	10,450
Commercial business	405,275	85,676	68,853	122,365	682,169
Agricultural business including secured by farmland	118,569	59,020	50,702	—	228,291
One- to four-family real estate	340,871	175,285	21,805	2,590	540,551
Consumer:
Consumer secured by one- to four-family real estate	113,710	45,917	12,864	697	173,188
Consumer-other	83,724	32,322	5,742	46	121,834
Total loans outstanding	$2,235,850	$711,773	$293,223	$177,599	$3,418,445
Percent of total loans	65.4%	20.8%	8.6%	5.2%	100.0%

BANR - Fourth Quarter 2013 Results
January 22, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended			Year Ended
CHANGE IN THE	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$76,657	$76,853	$78,783	$77,491	$82,912

Provision	—	—	1,000	—	13,000

Recoveries of loans previously charged off:
Commercial real estate	72	331	159	2,367	921
Construction and land	1,330	507	1,499	2,275	2,954
One- to four-family real estate	7	19	174	145	586
Commercial business	282	339	1,395	1,673	2,425
Agricultural business, including secured by farmland	85	265	4	697	49
Consumer	53	68	108	340	531
	1,829	1,529	3,339	7,497	7,466
Loans charged off:
Commercial real estate	(953)	(850)	(558)	(2,569)	(4,065)
Construction and land	(967)	—	(1,301)	(1,821)	(6,546)
One- to four-family real estate	(879)	(207)	(1,748)	(2,139)	(5,328)
Commercial business	(209)	(246)	(1,094)	(1,782)	(6,485)
Agricultural business, including secured by farmland	—	(248)	(155)	(248)	(456)
Consumer	(488)	(174)	(775)	(1,439)	(3,007)
	(3,496)	(1,725)	(5,631)	(9,998)	(25,887)
Net charge-offs	(1,667)	(196)	(2,292)	(2,501)	(18,421)
Balance, end of period	$74,990	$76,657	$77,491	$74,990	$77,491

Net charge-offs / Average loans outstanding	0.05%	0.01%	0.07%	0.08%	0.57%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012
Specific or allocated loss allowance:
Commercial real estate	$16,759	$15,618	$15,322
Multifamily real estate	5,306	5,283	4,506
Construction and land	17,640	16,668	14,991
One- to four-family real estate	11,486	13,187	16,475
Commercial business	11,773	10,676	9,957
Agricultural business, including secured by farmland	2,841	3,411	2,295
Consumer	1,335	948	1,348
Total allocated	67,140	65,791	64,894

Estimated allowance for undisbursed commitments	630	717	758
Unallocated	7,220	10,149	11,839
Total allowance for loan losses	$74,990	$76,657	$77,491

Allowance for loan losses / Total loans outstanding	2.19%	2.34%	2.39%

Allowance for loan losses / Non-performing loans	303%	308%	225%

BANR - Fourth Quarter 2013 Results
January 23, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$6,287	$4,762	$6,579
Multifamily	—	333	—
Construction and land	1,193	1,660	3,673
One- to four-family	12,532	10,717	12,964
Commercial business	723	963	4,750
Consumer	1,173	1,634	3,395
	21,908	20,069	31,361
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Multifamily	—	1,701	—
Construction and land	—	242	—
One- to four-family	2,611	2,774	2,877
Commercial business	—	24	—
Agricultural business, including secured by farmland	105	—	—
Consumer	144	52	152
	2,860	4,793	3,029
Total non-performing loans	24,768	24,862	34,390
Real estate owned (REO) and repossessed assets	4,159	4,937	15,853

Total non-performing assets	$28,927	$29,799	$50,243

Total non-performing assets / Total assets	0.66%	0.70%	1.18%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
December 31, 2013	Washington	Oregon	Idaho	Total
Secured by real estate:
Commercial	$6,239	$—	$48	$6,287
Construction and land:
One- to four-family construction	—	269	—	269
Residential land acquisition & development	—	750	—	750
Residential land improved lots	—	174	—	174
Total construction and land	—	1,193	—	1,193

One- to four-family	9,466	5,066	611	15,143
Commercial business	663	60	—	723
Agricultural business, including secured by farmland	105	—	—	105
Consumer	1,021	40	256	1,317

Total non-performing loans	17,494	6,359	915	24,768
Real estate owned (REO) and repossessed assets	2,026	1,628	505	4,159

Total non-performing assets at end of the period	$19,520	$7,987	$1,420	$28,927

BANR - Fourth Quarter 2013 Results
January 23, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended		Year Ended
REAL ESTATE OWNED	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Balance, beginning of period	$4,818	$20,356	$15,778	$42,965
Additions from loan foreclosures	700	2,332	3,168	13,930
Additions from capitalized costs	4	69	347	300
Proceeds from dispositions of REO	(1,186)	(7,357)	(16,945)	(40,965)

Gain on sale of REO	3	1,104	2,481	4,725

Valuation adjustments in the period	(295)	(726)	(785)	(5,177)

Balance, end of period	$4,044	$15,778	$4,044	$15,778

REAL ESTATE OWNED- BY TYPE AND STATE

December 31, 2013	Washington	Oregon	Idaho	Total
Commercial real estate	$—	$—	$175	$175
Land development- residential	1,028	1,275	33	2,336
One- to four-family real estate	888	348	297	1,533

Total	$1,916	$1,623	$505	$4,044

BANR - Fourth Quarter 2013 Results
January 23, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSITS & OTHER BORROWINGS
	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012
DEPOSIT COMPOSITION
Non-interest-bearing	$1,115,346	$1,051,831	$981,240
Interest-bearing checking	422,910	399,343	410,316
Regular savings accounts	798,764	775,260	727,957
Money market accounts	408,211	408,827	408,998
Interest-bearing transaction & savings accounts	1,629,885	1,583,430	1,547,271
Interest-bearing certificates	872,695	900,024	1,029,293
Total deposits	$3,617,926	$3,535,285	$3,557,804

INCLUDED IN TOTAL DEPOSITS
Public non-interest-bearing accounts	$21,699	$20,630	$22,081
Public interest-bearing transaction & savings accounts	65,822	49,840	57,874
Public interest-bearing certificates	51,465	51,562	60,518
Total public deposits	$138,986	$122,032	$140,473

Total brokered deposits	$4,291	$4,531	$15,702

OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$83,056	$82,909	$76,333

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
December 31, 2013	Washington	Oregon	Idaho	Total
	$2,743,230	$626,959	$247,737	$3,617,926
	75.9%	17.3%	6.8%	100.0%

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
December 31, 2013	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$631,674	16.99%	$297,493	8.00%
Tier 1 capital to risk-weighted assets	584,838	15.73%	148,747	4.00%
Tier 1 leverage capital to average assets	584,838	13.64%	171,553	4.00%

Banner Bank:
Total capital to risk-weighted assets	557,253	15.75%	353,730	10.00%
Tier 1 capital to risk-weighted assets	512,689	14.49%	212,238	6.00%
Tier 1 leverage capital to average assets	512,689	12.65%	202,707	5.00%

Islanders Bank:
Total capital to risk-weighted assets	34,795	18.73%	18,574	10.00%
Tier 1 capital to risk-weighted assets	32,469	17.48%	11,144	6.00%
Tier 1 leverage capital to average assets	32,469	13.60%	11,941	5.00%

BANR - Fourth Quarter 2013 Results
January 22, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended			Year Ended
OPERATING PERFORMANCE	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Average loans	$3,343,494	$3,291,950	$3,201,389	$3,275,767	$3,223,777
Average securities	686,845	689,257	660,731	692,117	657,649
Average interest earning cash	85,335	79,607	175,441	85,178	138,179
Average non-interest-earning assets	196,035	190,621	227,728	204,077	199,561

Total average assets	$4,311,709	$4,251,435	$4,265,289	$4,257,139	$4,219,166

Average deposits	$3,573,607	$3,496,194	$3,507,202	$3,515,493	$3,447,905
Average borrowings	209,155	241,006	214,275	227,612	236,124
Average non-interest-bearing other liabilities (1)	(9,116)	(13,016)	(2,208)	(11,970)	(22,757)

Total average liabilities	3,773,646	3,724,184	3,719,269	3,731,135	3,661,272

Total average stockholders' equity	538,063	527,251	546,020	526,004	557,894

Total average liabilities and equity	$4,311,709	$4,251,435	$4,265,289	$4,257,139	$4,219,166

Interest rate yield on loans	4.92%	5.06%	5.26%	5.10%	5.41%
Interest rate yield on securities	1.77%	1.75%	1.85%	1.78%	1.90%
Interest rate yield on cash	0.26%	0.22%	0.26%	0.25%	0.24%
Interest rate yield on interest-earning assets	4.30%	4.40%	4.49%	4.43%	4.66%
Interest rate expense on deposits	0.24%	0.26%	0.35%	0.28%	0.44%
Interest rate expense on borrowings	1.50%	1.34%	1.68%	1.43%	1.87%
Interest rate expense on interest-bearing liabilities	0.31%	0.33%	0.43%	0.35%	0.53%

Interest rate spread	3.99%	4.07%	4.06%	4.08%	4.13%

Net interest margin	4.01%	4.09%	4.09%	4.11%	4.17%

Other operating income / Average assets	1.16%	0.95%	1.24%	1.02%	0.64%

Core operating income / Average assets (2)	0.92%	0.98%	1.21%	0.97%	1.04%

Other operating expense / Average assets	3.40%	3.22%	3.22%	3.31%	3.35%

Efficiency ratio (other operating expense / revenue)	68.15%	66.28%	62.94%	67.11%	72.71%

Efficiency ratio (other operating expense / core operating revenue)(2)	70.56%	65.84%	63.39%	67.53%	66.91%

Return on average assets	1.06%	1.09%	1.37%	1.09%	1.54%

Return on average equity	8.52%	8.78%	10.70%	8.85%	11.63%

Return on average tangible equity (3)	8.56%	8.83%	10.79%	8.91%	11.74%

Average equity / Average assets	12.48%	12.40%	12.80%	12.36%	13.22%

(1)	Average non-interest-bearing liabilities include fair value adjustments related to FHLB advances and Junior Subordinated Debentures.
(2)
Core operating income excluding gain on sale of securities, fair value and other-than-temporary impairment (OTTI) adjustments and, in the current quarter and year, a termination fee and expenses related to a cancelled bank acquisition transaction represents non-GAAP financial measures.

(3)	Average tangible equity excludes other intangibles and represents a non-GAAP financial measure.